Exhibit d(16)

SEVENTH SUPPLEMENTAL INDENTURE

between

ALCENTRA CAPITAL CORPORATION

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

Dated as of April 2, 2015

THIS SEVENTH SUPPLEMENTAL INDENTURE (this “Seventh Supplemental Indenture”), dated as of April 2, 2015, is between Alcentra Capital Corporation, a Maryland corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”). All capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below).

RECITALS OF THE COMPANY

The Company and the Trustee executed and delivered an Indenture, dated as of January 30, 2015 (the “Base Indenture” and, as supplemented by this Seventh Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture.

The Company previously entered into the First Supplemental Indenture, dated as of January 30, 2015 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of February 12, 2015 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of February 20, 2015 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of February 26, 2015 (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture, dated as of March 5, 2015 (the “Fifth Supplemental Indenture”) and the Sixth Supplemental Indenture, dated as of April 2, 2015 (the “Sixth Supplemental Indenture”), each of which amended and supplemented the Base Indenture. The First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, and the Sixth Supplemental Indenture are not applicable to the Notes (as defined below).

The Company desires to issue and sell $87,000 aggregate principal amount of the Company’s 6.750% Notes due 2022 (the “Notes”).

Sections 901(4) and 901(6) of the Base Indenture provide that without the consent of Holders of the Securities of any series issued under the Indenture, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to (i) change or eliminate any of the provisions of the Indenture when there is no Security Outstanding of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of such provision and (ii) establish the form or terms of Securities of any series as permitted by Section 201 and Section 301 of the Base Indenture.

The Company desires to establish the form and terms of the Notes and to modify, alter, supplement and change certain provisions of the Base Indenture for the benefit of the Holders of the Notes (except as may be provided in a future supplemental indenture to the Indenture (“Future Supplemental Indenture”)).

The Company has duly authorized the execution and delivery of this Seventh Supplemental Indenture to provide for the issuance of the Notes and all acts and things necessary to make this Seventh Supplemental Indenture a valid, binding, and legal obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done and performed.

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I
TERMS OF THE NOTES

Section 1.01.       Terms of the Notes. The following terms relating to the Notes are hereby established:

(a)          The Notes shall constitute a series of Senior Securities having the title “6.750% Notes due 2022.” The Notes shall bear a CUSIP number of 01374TAF9 and an ISIN number of US01374TAF93.

(b)          The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906, 1107 or 1305 of the Base Indenture, and except for any Securities that, pursuant to Section 303 of the Base Indenture, are deemed never to have been authenticated and delivered under the Indenture) shall be $87,000. Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Notes. Any Additional Notes and the existing Notes will constitute a single series under the Indenture and all references to the relevant Notes herein shall include the Additional Notes unless the context otherwise requires.

(c)          The entire outstanding principal of the Notes shall be payable on April 15, 2022.

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(d)          The rate at which the Notes shall bear interest shall be 6.750% per annum (the “Applicable Interest Rate”). The date from which interest shall accrue on the Notes shall be April 2, 2015, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be April 15 and October 15 of each year, commencing October 15, 2015 (if an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment will be made on the next succeeding Business Day and no additional interest will accrue as a result of such delayed payment); the initial interest period will be the period from and including April 2, 2015, to, but excluding, the initial Interest Payment Date, and the subsequent interest periods will be the periods from and including an Interest Payment Date to, but excluding, the next Interest Payment Date or the Stated Maturity, as the case may be; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid to the Person in whose name the Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be April 1 and October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Payment of principal of (and premium, if any, on) and any such interest on the Notes will be made at the office of the Trustee located at 60 Livingston Avenue, St. Paul, MN 55107, Attention: Alcentra Capital Corporation (6.750% Notes due 2022) and at such other address as designated by the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, however, that so long as the Notes are registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by The Depository Trust Company and the Trustee. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

(e)          The Notes shall be initially issuable in global form (each such Note, a “Global Note”). The Global Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A to this Seventh Supplemental Indenture. Each Global Note shall represent the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Security Registrar, in accordance with Sections 203 and 305 of the Base Indenture.

(f)           The depositary for such Global Notes (the “Depositary”) shall be The Depository Trust Company, New York, New York. The Security Registrar with respect to the Global Notes shall be the Trustee.

(g)          The Notes shall be defeasible pursuant to Section 1402 or Section 1403 of the Base Indenture. Covenant defeasance contained in Section 1403 of the Base Indenture shall apply to the covenants contained in Sections 1007 and 1008 of the Indenture.

(h)          The Notes shall be redeemable pursuant to Section 1101 of the Base Indenture and as follows:

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(i)            The Notes will be redeemable in whole or in part at any time or from time to time, at the option of the Company, on or after April 15, 2016, at a redemption price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest payments otherwise payable for the then-current semi-annual interest period accrued to, but excluding, the date fixed for redemption.

(ii)          Notice of redemption shall be given in writing and mailed, first-class postage prepaid or by overnight courier guaranteeing next-day delivery, to each Holder of the Notes to be redeemed, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 1104 of the Base Indenture.

(iii)         Any exercise of the Company’s option to redeem the Notes will be done in compliance with the Investment Company Act, to the extent applicable.

(iv)         If the Company elects to redeem only a portion of the Notes, the Trustee will determine the method for selecting the particular Notes to be redeemed, in accordance with Section 1103 of the Base Indenture and the Investment Company Act and the rules of any national securities exchange or quotation system on which the Notes are listed, in each case to the extent applicable.

(v)          Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes called for redemption hereunder.

(i)           The "Survivor's Option" is defined in Section 2.01 and is a provision in the Notes pursuant to which the Company agrees to repay that Note, if requested by the authorized representative of the beneficial owner of that Note, following the death of the beneficial owner of the Note, so long as the Note was owned by that beneficial owner or the estate of that beneficial owner at least six months prior to the request.

Upon the valid exercise of the Survivor's Option and the proper tender of that Note for repayment, the Company will repay or repurchase that Note, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner's interest in that Note plus unpaid interest accrued to the date of repayment, subject to the Company’s discretionary right to limit such repayments or repurchases as specified herein.

To be valid, the Survivor's Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the Note (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.

The death of a person holding a beneficial ownership interest in a Note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder's spouse, will be deemed the death of a beneficial owner of that Note, and the entire principal amount of the Note so held will be subject to repayment by the Company upon request. However, the death of a person holding a beneficial ownership interest in a Note as tenant in common with a person other than such deceased holder's spouse will be deemed the death of a beneficial owner only with respect to such deceased person's interest in the Note.

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The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a Note will be deemed the death of the beneficial owner of that Note for purposes of the Survivor's Option, regardless of whether that beneficial owner was the registered holder of that Note, if entitlement to those interests can be established to the satisfaction of the Trustee. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable Note during his or her lifetime.

Notwithstanding the foregoing, the Company has the discretionary right to limit the aggregate principal amount of Notes as to which exercises of the Survivor's Option shall be accepted by the Company from authorized representatives of all deceased beneficial owners in any calendar year to an amount equal to 2% of the principal amount of all Notes outstanding as of the end of the most recent calendar year. The Company also has the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of Notes as to which exercises of the Survivor's Option shall be accepted by the Company from the authorized representative of any individual deceased beneficial owner of Notes in such calendar year. In addition, the Company will not permit the exercise of the Survivor's Option except in principal amounts of $1,000 and multiples of $1,000.

An otherwise valid election to exercise the Survivor's Option may not be withdrawn. Each election to exercise the Survivor's Option will be accepted in the order that elections are received by the Trustee, except for any Note the acceptance of which would contravene any of the limitations described in the preceding paragraph. Notes accepted for repayment through the exercise of the Survivor's Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a Note tendered through a valid exercise of the Survivor's Option is October 1, 2015, the Company would normally repay that Note on the interest payment date occurring on April 15, 2016, because the October 15, 2015 interest payment date would occur less than 20 days from the date of acceptance. Each tendered Note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such Notes were originally tendered. If a Note tendered through a valid exercise of the Survivor's Option is not accepted, the Trustee will deliver (at the expense of the Company) a notice by first-class mail to the registered holder, at that holder's last known address as indicated in the Note register, that states the reason that Note has not been accepted for repayment.

With respect to Notes represented by a Global Note, DTC or its nominee is treated as the holder of the Notes and will be the only entity that can exercise the Survivor's Option for such Notes. To obtain repayment pursuant to exercise of the Survivor's Option for a Note, the deceased beneficial owner's authorized representative must provide the following items to the broker or other entity through which the beneficial interest in the Note is held by the deceased beneficial owner:

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•	a written instruction to such broker or other entity to notify DTC of the authorized representative's desire to obtain repayment pursuant to exercise of the Survivor's Option;

•	appropriate evidence satisfactory to the Trustee (a) that the deceased was the beneficial owner of the Note at the time of death and his or her interest in the Note was owned by the deceased beneficial owner or his or her estate at least six months prior to the request for repayment, (b) that the death of the beneficial owner has occurred, (c) of the date of death of the beneficial owner, and (d) that the representative has authority to act on behalf of the beneficial owner;

•	if the interest in the Note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the Trustee from the nominee attesting to the deceased's beneficial ownership of such Note;

•	written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

•	if applicable, a properly executed assignment or endorsement;

•	tax waivers and any other instruments or documents that the Trustee reasonably requires in order to establish the validity of the beneficial ownership of the Note and the claimant's entitlement to payment; and

•	any additional information the Trustee reasonably requires to evidence satisfaction of any conditions to the exercise of the Survivor's Option or to document beneficial ownership or authority to make the election and to cause the repayment of the Note.

In turn, the broker or other entity will deliver each of these items to the Trustee, together with evidence satisfactory to the Trustee from the broker or other entity stating that it represents the deceased beneficial owner.

The Company retains the right to limit the aggregate principal amount of Notes as to which exercises of the Survivor's Option will be accepted in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor's Option will be determined by the Trustee, in its sole discretion, which determination will be final and binding on all parties.

(j)           The Notes shall not be subject to any sinking fund pursuant to Section 1201 of the Base Indenture.

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(k)          The Notes shall be issuable in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

(l)           Except for the Survivor’s Option described above, holders of the Notes will not have the option to have the Notes repaid prior to the Stated Maturity.

(m)         The Notes are hereby designated as “Senior Securities” under the Indenture.

(n)          The issuance, distribution and sale of the Notes will be in accordance with the Administrative Procedures, attached as Exhibit B, and in the event of any conflict between the terms of Notes as set forth in this Seventh Supplemental Indenture and the Administrative Procedures, the terms as set forth in the Seventh Supplemental Indenture shall prevail.

ARTICLE II

DEFINITIONS

Section 2.01.       Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 101 of the Base Indenture shall be amended by adding the following defined terms in appropriate alphabetical sequence, as follows:

“‘Exchange Act’ means the Securities Exchange Act of 1934, as amended, and any statute successor thereto.”

“‘GAAP’ means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.”

“‘Survivor's Option’ means, where applicable, the right of a holder of a Note to require the Company to repay such Note prior to its Stated Maturity upon the death of the owner of such Note, subject to the provisions hereof relating to such option.”

ARTICLE III
COVENANTS

Section 3.01.       Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article X of the Base Indenture shall be amended by adding the following new Sections 1007 and 1008 thereto, each as set forth below:

“Section 1007. Section 18(a)(1)(A) of the Investment Company Act.

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The Company hereby agrees that for the period of time during which Notes are Outstanding, the Company will not violate Section 18(a)(1)(A) as modified by Section 61(a)(1) of the Investment Company Act of 1940 or any successor provisions thereto of the Investment Company Act of 1940, whether or not the Company continues to be subject to such provisions, but giving effect, in either case, to any exemptive relief granted to the Company by the Commission.”

“Section 1008. Commission Reports and Reports to Holders.

If, at any time, the Company is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the Commission, the Company agrees to furnish to the Holders of Notes and the Trustee for the period of time during which the Notes are Outstanding: (i) within 90 days after the end of the each fiscal year of the Company (which fiscal year ends on December 31), audited annual consolidated financial statements of the Company and (ii) within 45 days after the end of each fiscal quarter of the Company (other than the Company’s fourth fiscal quarter), unaudited interim consolidated financial statements of the Company. All such financial statements shall be prepared, in all material respects, in accordance with GAAP.”

ARTICLE IV
MISCELLANEOUS

Section 4.01.       This Seventh Supplemental Indenture and the Notes shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws. This Seventh Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

Section 4.02.       In case any provision in this Seventh Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.03.       This Seventh Supplemental Indenture may be executed in counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Seventh Supplemental Indenture. The exchange of copies of this Seventh Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Seventh Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes.

Section 4.04.       The Base Indenture, as supplemented and amended by this Seventh Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Seventh Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this Seventh Supplemental Indenture supersede any conflicting provisions included in the Base Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Seventh Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Seventh Supplemental Indenture.

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Section 4.05.       The provisions of this Seventh Supplemental Indenture shall become effective as of the date hereof.

Section 4.06.       Notwithstanding anything else to the contrary herein, the terms and provisions of this Seventh Supplemental Indenture shall apply only to the Notes and shall not apply to any other series of Securities under the Indenture and this Seventh Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Securities under the Indenture, whether now or hereafter issued and Outstanding.

Section 4.07.       The recitals contained herein and in the Notes shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Seventh Supplemental Indenture, the Notes or any Additional Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Seventh Supplemental Indenture, authenticate the Notes and any Additional Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of the Notes or any Additional Notes or the proceeds thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed as of the date first above written.

ALCENTRA CAPITAL CORPORATION

By:
Name:	Paul J. Echausse
Title:	President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:	David W. Doucette
Title:	Vice President

[Signature page to Seventh Supplemental Indenture]

Exhibit A – Form of Global Note

This Security is a Global Note within the meaning of the Indenture hereinafter referred to and is registered in the name of The Depository Trust Company or a nominee thereof. This Security may not be exchanged in whole or in part for a Security registered, and no transfer of this Security in whole or in part may be registered, in the name of any Person other than The Depository Trust Company or a nominee thereof, except in the limited circumstances described in the Indenture.

Unless this certificate is presented by an authorized representative of The Depository Trust Company to the issuer or its agent for registration of transfer, exchange or payment and such certificate issued in exchange for this certificate is registered in the name of Cede & Co., or such other name as requested by an authorized representative of The Depository Trust Company, any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful, as the registered owner hereof, Cede & Co., has an interest herein.

Alcentra Capital Corporation

Alcentra Capital InterNotes®

No. __	$
CUSIP No. 01374TAF9
ISIN No. US01374TAF93

Survivor’s Option:

☒ Yes ☐ No

6.750% Notes due 2022

Alcentra Capital Corporation, a corporation duly organized and existing under the laws of Maryland (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of __________________DOLLARS ($___________) on April 15, 2022 and to pay interest thereon from April 2, 2015 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on April 15 and October 15 in each year, commencing October 15, 2015, at the rate of 6.750% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be April 1 and October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. This Security may be issued as part of a series.

Exhibit A – 1

Payment of the principal of (and premium, if any, on) and any such interest on this Security will be made at the office of the Trustee located at 60 Livingston Avenue, St. Paul, MN 55107, Attention: Alcentra Capital Corporation (6.750% Notes due 2022) and at such other address as designated by the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, however, that so long as this Security is registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by The Depository Trust Company and the Trustee.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Exhibit A – 2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

ALCENTRA CAPITAL CORPORATION

By:
Name:
Title:

Attest

By:
Name:
Title:

Exhibit A – 3

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Exhibit A – 4

Alcentra Capital Corporation

Alcentra Capital InterNotes®

6.750% Notes due 2022

This Security is one of a duly authorized issue of Senior Securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of January 30, 2015 (herein called the “Base Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), and reference is hereby made to the Base Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered, as supplemented by the Seventh Supplemental Indenture relating to the Securities, dated April 2, 2015, by and between the Company and the Trustee (herein called the “Seventh Supplemental Indenture”, the Seventh Supplemental Indenture and the Base Indenture collectively are herein called the “Indenture”). In the event of any conflict between the Base Indenture and the Seventh Supplemental Indenture, the Seventh Supplemental Indenture shall govern and control.

This Security is one of the series designated on the face hereof, which series is initially limited in aggregate principal amount to $           . Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Securities, issue additional Securities of this series (in any such case “Additional Securities”) having the same ranking and the same interest rate, maturity and other terms as the Securities. Any Additional Securities and the existing Securities will constitute a single series under the Indenture and all references to the relevant Securities herein shall include the Additional Securities unless the context otherwise requires. The aggregate amount of outstanding Securities represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.

The Securities of this series are subject to redemption in whole or in part at any time or from time to time, at the option of the Company, on or after April 15, 2016, at a redemption price per security equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to the date fixed for redemption.

Notice of redemption shall be given in writing and mailed, first-class postage prepaid or by overnight courier guaranteeing next-day delivery, to each Holder of the Securities to be redeemed, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 1104 of the Base Indenture.

Any exercise of the Company’s option to redeem the Securities will be done in compliance with the Investment Company Act, to the extent applicable.

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If the Company elects to redeem only a portion of the Securities, the Trustee or the Depositary, as applicable, will determine the method for selecting the particular Securities to be redeemed, in accordance with their standard operating procedures and the Investment Company Act, to the extent applicable. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes called for redemption.

Except as provided pursuant to the Survivor’s Option, Holders of Securities do not have the option to have the Securities repaid prior to April 15, 2022.

Pursuant to the Survivor's Option affirmatively specified on the face hereof, the Holder of the Security shall have the right to require the Company to repay a Security prior to its maturity date upon the death of the beneficial owner of the Security as described below. The Company calls this right the "Survivor's Option."

Upon exercise of the Survivor's Option, and subject to the Company’s discretionary right to limit such repayments or repurchases as specified herein, the Company will either repay or repurchase any Security (or portion thereof) properly tendered for repayment by or on behalf of the person (the "Representative") that has authority to act on behalf of the deceased beneficial owner of the Security at a price equal to the sum of:

•	100% of the principal amount of the deceased beneficial owner's beneficial interest in such Security, and

•	accrued and unpaid interest, if any, to the date of such repayment or repurchase, subject to the following limitations.

The Survivor's Option may not be exercised unless the Security was owned by the beneficial owner or the estate of that beneficial owner at least six months prior to such exercise. In addition, the Company may limit the aggregate principal amount of Securities as to which the Survivor's Option may be exercised as follows:

•	In any calendar year, the Company may, in its sole discretion, limit the aggregate principal amount of Notes accepted for redemption to 2% of the outstanding aggregate principal amount of the Securities as of December 31 of the most recently completed calendar year. The Company calls this limitation the "annual put limitation."

•	For any individual deceased beneficial owner of Securities, the Company may limit the aggregate principal amount of Notes accepted for redemption to $250,000 for any calendar year. The Company calls this limitation the "individual put limitation."

The Company will not make principal repayments pursuant to the exercise of the Survivor's Option except in principal amounts of $1,000 and multiples of $1,000. If the limitations described above would result in the partial repayment of any Security, the principal amount of the Security remaining outstanding after repayment must be at least $1,000.

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An otherwise valid election to exercise the Survivor's Option may not be withdrawn. Each Security (or portion thereof) tendered pursuant to a valid exercise of the Survivor's Option will be accepted in the order all such Securities are received by the Trustee, unless the acceptance of that Security would contravene the annual put limitation or the individual put limitation. If, as of the end of any calendar year, the aggregate principal amount of Securities (or portions thereof) that have been tendered pursuant to the valid exercise of the Survivor's Option during that year has exceeded either the annual put limitation or the individual put limitation for that year, any exercise(s) of the Survivor's Option with respect to Securities (or portions thereof) not accepted by the Company during such calendar year because such acceptance would have contravened either such limitation shall be deemed to be tendered in the following calendar year in the order all such Securities (or portions thereof) were originally tendered.

Any Security (or portion thereof) accepted for repayment or repurchase pursuant to exercise of the Survivor's Option will be repaid or repurchased on the first Interest Payment Date to occur at least 20 calendar days after the date of acceptance. If that date is not a Business Day, payment will be made on the next succeeding Business Day. In the event that a Security (or any portion thereof) tendered for repayment or repurchase pursuant to valid exercise of the Survivor's Option is not accepted by the Company, the Trustee will deliver (at the expense of the Company) a notice by first-class mail to the registered Holder, at that Holder's last known address as indicated in the Security register, that states the reason that the Security (or portion thereof) has not been accepted for repayment.

Subject to the foregoing, in order to validly exercise the Survivor's Option, the Trustee must receive from the Representative of the deceased beneficial owner:

•	appropriate evidence satisfactory to the Trustee (A) that the deceased was the beneficial owner of such Security at the time of death and the interest in such Security was owned by the deceased beneficial owner or his or her estate at least six months prior to the request for repayment or purchase, (B) that the death of such beneficial owner has occurred, (C) of the date of such death, and (D) that the Representative has authority to act on behalf of the deceased beneficial owner;

•	if the interest in the Security is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the Trustee from such nominee attesting to the deceased's beneficial ownership of the Security;

•	a written request for repayment signed by the Representative, with the signature guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

•	if applicable, a properly executed assignment or endorsement;

•	tax waivers and such other instruments or documents that the Trustee reasonably requires in order to establish the validity of the beneficial ownership of the Security and the claimant's entitlement to payment; and

3

•	any additional information the Trustee reasonably requires to evidence satisfaction of any conditions to the exercise of the Survivor's Option or to document beneficial ownership or authority to make the election and to cause the repayment or repurchase of the Security.

Subject to the annual put limitation and the individual put limitation, all questions as to the eligibility or validity of any exercise of the Survivor's Option will be determined by the Trustee in its sole discretion. The Trustee's determination will be final and binding on all parties.

The death of a person holding a beneficial interest in a Security as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased Holder's spouse, will be deemed the death of the beneficial owner of the Security, and the entire principal amount of the Security so held will be subject to the Survivor's Option. The death of a person holding a beneficial interest in a Security as a tenant in common with a person other than such deceased Holder's spouse will be deemed the death of the beneficial owner of a Security only with respect to the deceased Holder's interest in the Security. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a Security will be deemed the death of the beneficial owner for purposes of the Survivor's Option, regardless of the registered Holder of the Security, if such beneficial interest can be established to the satisfaction of the Trustee. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife and custodial and trust arrangements where one person has substantially all of the beneficial ownership interest in the Security during his or her lifetime.

So long as this Security is a Global Security and is registered in the name of DTC or a nominee thereof, DTC or such nominee shall be the Holder of such Security and therefore shall be the only entity that can exercise the Survivor's Option with respect to this Security. To obtain repayment or repurchase pursuant to exercise of the Survivor's Option with respect to such Security, the Representative must provide to the broker or other entity through which the beneficial interest in such Security is held by the deceased beneficial owner (i) the documents described in the third preceding paragraph and (ii) written instructions to such broker or other entity to notify the Depositary of such Representative's desire to obtain repayment or repurchase pursuant to exercise of the Survivor's Option. Such broker or other entity shall provide to the Trustee (i) the documents received from the Representative referred to in clause (i) of the preceding sentence and (ii) a certificate satisfactory to the Trustee from such broker or other entity stating that it represents the deceased beneficial owner. Such broker or other entity shall be responsible for disbursing any payments it receives pursuant to exercise of the Survivor's Option to the appropriate Representative.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

4

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity, security, or both reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity and/or security. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

5

No service charge shall be made for any such registration of transfer or exchange, but the Company, the Trustee, or the Security Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee, or the Security Registrar and any agent of the Company, the Trustee, or the Security Registrar may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee, the Security Registrar, or any agent thereof shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

6

OPTION TO ELECT REPAYMENT PURSUANT TO THE SURVIVOR’S OPTION

Pursuant to that certain Seventh Supplemental Indenture between Alcentra Capital Corporation and U.S. Bank National Association, as Trustee (the “Supplemental Indenture”), the undersigned hereby irrevocably request(s) and instruct(s) the Company to repay this Security (or portion hereof specified below) pursuant to its terms at a price equal to 100% of the principal amount hereof to be repaid, together with accrued and unpaid interest hereon, payable to the date of repayment, to the undersigned, at                                         . (Please print or typewrite name and address of the undersigned)

For this Security to be repaid, the undersigned must give to the Trustee at 60 Livingston Avenue, St. Paul, MN 55107, Attention: Alcentra Capital Corporation (6.750% Notes due 2022), or at such other place or places of which the Company shall from time to time notify the Holders of the Securities, not more than 60 days nor less than 30 days prior to the date of repayment, (i) this Security with this "Option to Elect Repayment" form duly completed, and (ii) any and all documentation required by the Supplemental Indenture to exercise the Survivor’s Option.

If less than the entire principal amount of this Security is to be repaid, specify the portion hereof (which shall be increments of US$1,000) which the holder elects to have repaid and specify the denomination or denominations (which shall be an Authorized Denomination) of the Securities to be issued to the holder for the portion of this Security not being repaid (in the absence of any such specification, one such Security will be issued for the portion not being repaid):

US$

Dated:

Signature

NOTICE: The signature on this "Option to Elect Repayment" form must correspond with the name as written upon the face of the within Security in every particular, without alteration or enlargement or any change whatsoever.

Signature

NOTICE: The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

7

The following abbreviations, when used in the inscription on the face of the within Security, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM - as tenants in common

TEN ENT - as tenants by the entireties

JT TEN - as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT-		Custodian
	(Cust)		(Minor)

under Uniform Gifts to Minors Act

State

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(a) unto:

PLEASE INSERT SOCIAL SECURITY

NUMBER OR OTHER IDENTIFYING

NUMBER OF ASSIGNEE

(Please print or typewrite name and address, including postal zip code, of assignee)

the within Security and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the within Security in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee

NOTICE: The signature(s) should be guaranteed by an eligible guarantor institution (banks, stock-brokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

8

Exhibit B – Administrative Procedures

Alcentra Capital InterNotes®, due 12 months or more from date of issue (the “Notes”), are offered by Alcentra Capital Corporation (the “Company”). The Notes will be offered by Incapital LLC (the “Purchasing Agent”) pursuant to a Selling Agent Agreement among the Company, Alcentra NY, LLC (the “Adviser”) and the Purchasing Agent dated January 29, 2015 (the “Selling Agent Agreement”) and one or more terms agreements substantially in one of the forms attached to the Selling Agent Agreement as Exhibit B or such other form as may be agreed upon by the Company and the Purchasing Agent (each, a “Terms Agreement”). The Notes are being resold by the Purchasing Agent to selected broker-dealers (the “Selected Dealers”) for distribution to their customers pursuant to a Master Selected Dealer Agreement (a “Dealers Agreement”) attached to the Selling Agent Agreement as Exhibit D. The Purchasing Agent has agreed to use its reasonable best efforts to solicit purchases of the Notes. The Notes have been registered with the Securities and Exchange Commission (the “SEC”). U.S. Bank National Association is the trustee (the “Trustee”) under the indenture dated as of January 30, 2015, as may be amended and supplemented from time to time, between the Company and the Trustee (the “Indenture”), covering the Notes. Pursuant to the terms of the Indenture, the Trustee also will serve as authenticating agent, issuing agent and paying agent, unless the Company appoints a different entity for those roles.

Each series of Notes will be issued in book-entry only form and will be represented by a Master Note (as defined below) held by the Trustee, as custodian for The Depository Trust Company (“DTC”) and recorded in the book-entry system maintained by DTC. Each series of Notes will have the annual interest rate, maturity and other terms set forth in the Prospectus and/or the relevant Pricing Supplement (as each of these terms is defined in the Selling Agent Agreement). Owners of beneficial interests in a Master Note will be entitled to physical delivery of Notes issued in certificated form equal in principal amount to their respective beneficial interests only upon certain limited circumstances described in the Indenture.

Administrative procedures and specific terms of the offering are explained below. Administrative and record-keeping responsibilities will be handled for the Company by the Adviser. The Company will advise the Purchasing Agent and the Trustee in writing of those persons handling administrative responsibilities with whom the Purchasing Agent and the Trustee are to communicate regarding offers to purchase Notes and the details of their delivery.

Notes will be issued in accordance with the administrative procedures set forth herein. To the extent the procedures set forth below conflict with or omit certain of the provisions of the Notes, the Indenture, the Selling Agent Agreement, the Prospectus, the applicable Disclosure Package and the Pricing Supplement (the Pricing Supplement and the Base Prospectus collectively referred to herein as the “Prospectus”), the relevant provisions of the Notes, the Indenture, the Selling Agent Agreement, the applicable Disclosure Package and the Prospectus shall control. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Selling Agent Agreement, the Prospectus in the form most recently filed with the SEC pursuant to Rule 497 under the Securities Act of 1933 Act, as amended (the “1933 Act”), or the Indenture.

B-1

Administrative Procedures for Notes

In connection with the qualification of Notes for eligibility in the book-entry system maintained by DTC, the Trustee will perform the custodial, document control and administrative functions described below, in accordance with its obligations under a Letter of Representations from the Company and the Trustee to DTC, dated January 22, 2015 and its obligations as a participant in DTC, including DTC’s Same-Day Funds Settlement System (“SDFS”). The procedures set forth below may be modified in compliance with DTC’s then-applicable procedures and upon agreement by the Company, the Trustee and the Purchasing Agent.

Maturities:	Each Note will mature on a date (the “Maturity Date”) not less than 12 months after the original issue date for such Note. Notes will mature on any date selected by the Purchasing Agent and agreed to by the Company. “Maturity” when used with respect to any Note, means the date on which the outstanding principal amount of such Note becomes due and payable in full in accordance with its terms, whether at its Maturity Date or by declaration of acceleration, call for redemption, repayment or otherwise.

Issuance:

All Notes will be represented by a master registered global note certificate (the “Master Note”). Each Master Note will be dated the date of its authentication by the Trustee.

Each Note will have an original issue date (the “Issue Date”). The Issue Date shall remain the same for all Notes of the applicable series subsequently issued upon transfer, exchange or substitution of an original Note. Additional tranches of an existing series of Notes may have a different Issue Date.

For other variable terms with respect to the Notes, see the Prospectus and the applicable Pricing Supplement.

Identification:	The Company has received from the CUSIP Service Bureau (the CUSIP Service Bureau”) of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), one series of CUSIP numbers for future assignment to the Notes. The Company will provide or has provided the Purchasing Agent, DTC and the Trustee with a list of such CUSIP numbers. On behalf of the Company, the Purchasing Agent will assign CUSIP numbers as described below under Settlement Procedure “B.” DTC will notify the CUSIP Service Bureau periodically of the CUSIP numbers that the Company has assigned to the Notes. The Company will reserve additional CUSIP numbers when necessary for assignment to the Notes and will provide the Purchasing Agent, the Trustee and DTC with the list of additional CUSIP numbers so obtained.

B-2

Registration:	Unless otherwise specified by DTC, the Master Notes will be in fully registered form only without coupons. Each Master Note will be registered in the name of Cede & Co., as nominee for DTC, on the Security Register maintained under the Indenture by the Trustee. The beneficial owner of a Note (or one or more indirect participants in DTC designated by such owner) will designate one or more participants in DTC (with respect to such Note, the “Participants”) to act as agent or agents for such owner in connection with the book-entry system maintained by DTC, and DTC will record in book-entry form, in accordance with instructions provided by such Participants, a credit balance with respect to such beneficial owner of such Note in the account of such Participants. The ownership interest of such beneficial owner in such Note will be recorded through the records of such Participants or through the separate records of such Participants and one or more indirect participants in DTC.

Transfers:	Transfers of beneficial ownership interests in a Master Note will be accomplished by book entries made by DTC and, in turn, by Participants (and in certain cases, one or more indirect participants in DTC) acting on behalf of beneficial transferors and transferees of such beneficial ownership interests.

Denominations:	Prior to any issuance, and as to each issuance, the Company and the Purchasing Agent will agree on the applicable minimum denomination of the Notes. DTC entries representing the Notes will be in principal amounts not in excess of $500,000,000 or any other limit set by DTC (the “Permitted Amount”). If a series of Notes has an aggregate principal amount in excess of the Permitted Amount, each DTC book entry for that series will be in the Permitted Amount, or lesser amount representing the remaining principal amount for such series of Notes.

Issue Price:	Unless otherwise specified in the applicable Disclosure Package and Pricing Supplement, each Note will be issued at the percentage of principal amount specified in the Disclosure Package and the Prospectus relating to such Note.

Interest:	General. Each Note will bear interest in accordance with its terms.

Interest on a tranche of Notes will accrue from the Issue Date of such tranche for the first interest period and from the most recent Interest Payment Date to which interest has been paid for all subsequent interest periods. Except as set forth hereafter, each payment of interest on a tranche of Notes will include interest accrued to, but excluding, as the case may be, the Interest Payment Date or the date of Maturity.

B-3

Each pending deposit message described under Settlement Procedure “C” below will be routed to S&P, which will use the message to include certain information regarding the related Notes in the appropriate daily bond report published by S&P.

Each tranche of Notes will bear interest from, and including, its Issue Date at the rate set forth thereon and in the applicable Disclosure Package and Pricing Supplement until the principal amount thereof is paid, or made available for payment, in full, in accordance with the terms of such tranche of Notes. Unless otherwise specified in the applicable Disclosure Package and Pricing Supplement, interest on each tranche of Notes will be payable either monthly, quarterly, semi-annually or annually on each Interest Payment Date and at Maturity (or on the date of redemption or repayment if a Note is repurchased by the Company prior to maturity pursuant to mandatory or optional redemption or repayment provisions or the Survivor’s Option). Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, interest payable at Maturity, on a date of redemption or repayment or in connection with the exercise of the Survivor’s Option will be payable to the person to whom principal shall be payable.

Any payment of principal, and premium, if any, interest or other amounts payable required to be made on a Note on a day which is not a Business Day (other than the Maturity Date) need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such day, and no additional interest shall accrue as a result of such delayed payment. However, in the case of a Note that bears interest at a floating rate (each, a “Floating-Rate Note”) that is based on the London interbank offered note (“LIBOR”), if an applicable Interest Payment Date is not a Business Day and the next succeeding Business Day occurs in the next calendar month, then the Interest Payment Date shall be the immediately proceeding Business Day. For any Floating Rate Notes, unless otherwise specified in the applicable Disclosure Package and Pricing Supplement, if an Interest Payment Date (other than the Interest Payment Date falling on the Maturity Date) falls on a day that is not a Business Day, the interest periods and interest reset dates will be adjusted accordingly to calculate the amount of interest payable on the applicable series of Floating Rate Notes. If the Maturity Date of any Note is not a Business Day, the payment due on such day shall be made on the next succeeding Business Day with the same force and effect as if made on such Maturity Date, and no interest shall accrue on such payment for the period from and after such Maturity Date. The interest rates the Company will agree to pay on newly-issued Notes are subject to change without notice by the Company from time to time, but no such change will affect any Notes already issued or as to which an offer to purchase has been accepted by the Company.

B-4

Unless otherwise specified in the applicable Disclosure Package and Pricing Supplement, the Interest Payment Dates for Notes that bear interest at a fixed rate of interest (each, a “Fixed-Rate Note”) will be as follows: (a) for monthly interest payments, the fifteenth day of each calendar month, commencing in the calendar month that next succeeds the month in which the Note is issued; (b) for quarterly interest payments, the fifteenth day of each third month, commencing in the third succeeding calendar month following the month in which the Note is issued; (c) for semi-annual interest payments, the fifteenth day of each sixth month, commencing in the sixth succeeding calendar month following the month in which the Note is issued; and (d) for annual interest payments, the fifteenth day of every twelfth month, commencing in the twelfth succeeding calendar month following the month in which the Note is issued.

Interest Payments Dates for a Floating-Rate Note with interest that resets daily, weekly or monthly shall be a date that occurs in each month, as specified in the applicable Pricing Supplement. In the case of a Floating-Rate Note with interest that resets quarterly, the Interest Payment Date shall be a date that occurs in each third month, as specified in the applicable Pricing Supplement. In the case of a Floating-Rate Note with interest that resets semi-annually, the Interest Payment Date shall be a date, as specified in the applicable Pricing Supplement, that occurs in each of the two months specified in the applicable Pricing Supplement. In the case of a Floating-Rate Note with interest that resets annually, the Interest Payment Date shall be a date, as specified in the applicable Pricing Supplement, that occurs the month of each year specified in the applicable Pricing Supplement.

B-5

Unless otherwise specified in the applicable Disclosure Package and Pricing Supplement, the Regular Record Date with respect to any Interest Payment Date for a Fixed-Rate Note shall be the first day of the calendar month in which such Interest Payment Date occurs, whether or not such day is a Business Day, except that the Regular Record Date with respect to the final Interest Payment Date shall be the final Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, the Regular Record Date with respect to any Interest Payment Date for a Floating-Rate Note shall be the fifteenth calendar day immediately preceding such Interest Payment Date, whether or not such day is a Business Day, except that the Regular Record Date with respect to the final Interest Payment Date shall be the final Interest Payment Date.

Each payment of interest on a Note shall include accrued interest from and including the Issue Date or from and including the last day in respect of which interest has been paid (or duly provided for), as the case may be, to, but excluding, the Interest Payment Date or Maturity Date, as the case may be.

Calculation of Interest:

Unless otherwise specified in the applicable Disclosure Package and Pricing Supplement, interest on the Fixed-Rate Notes (including interest for partial periods) will be calculated on the basis of a 360-day year of twelve 30-day months. (Examples of interest calculations are as follows: October 1, 2014 to April 1, 2015 equals 6 months and 0 days, or 180 days; the interest paid equals 180/360 times the annual rate of interest times the principal amount of the Note. The period from December 3, 2014 to April 1, 2015 equals 3 months and 28 days, or 118 days; the interest payable equals 118/360 times the annual rate of interest times the principal amount of the Note.)

The interest rate on each Floating-Rate Note will be calculated by reference to the specified interest rate basis or formula, plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as set forth in the applicable Disclosure Package and Pricing Supplement. The “Spread” is the number of basis points specified by the Company on the Floating-Rate Note to be added to or subtracted from the base rate. The “Spread Multiplier” is the percentage specified by the Company on the Floating-Rate Note by which the base rate is multiplied in order to calculate the applicable interest rate.

B-6

Accrued interest on Floating-Rate Notes is calculated by multiplying the principal amount of a Note by an accrued interest factor. This accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise indicated in the applicable Disclosure Package and Pricing Supplement, the accrued interest factor will be computed and interest will be paid (including payments for partial periods) as follows:

(a)          for Floating-Rate Notes based on the federal funds rate, LIBOR, the prime rate, or any other floating rate other than the treasury rate, the daily interest factor will be computed by dividing the interest rate in effect on that day by 360; and

(b)          for Floating-Rate Notes based on the treasury rate, the daily interest factor will be computed by dividing the interest rate in effect on that day by 365 or 366, as applicable.

All dollar amounts used in or resulting from any calculation on Floating-Rate Notes will be rounded to the nearest cent with one-half cent being rounded upward. Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation with respect to a Floating-Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percent, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655).

Business Day:	“Business Day” means, unless otherwise specified in the applicable Disclosure Package and Pricing Supplement, any weekday that is (1) not a legal holiday in New York, New York, (2) not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed, and (3) with respect to a Floating-Rate Note based on LIBOR, a London Banking Day. A “London Banking Day” means any day in which commercial banks are open for business (including dealings in U.S. dollars) in London, England.

Payments of Principal and Interest:	Payments of Principal and Interest. Seven days prior to the first and 15th calendar days of each month, the Trustee will deliver to the Company and DTC a written notice specifying by CUSIP number the amount of interest, if any, to be paid on each Note on the following Interest Payment Date (other than an Interest Payment Date coinciding with a Maturity Date) and the total of such amounts. DTC will confirm the amount payable on each Note on such Interest Payment Date by reference to the daily bond reports published by S&P. On such Interest Payment Date, the Company will pay to the Trustee or a Paying Agent, and the Trustee or a Paying Agent in turn will pay to DTC, such total amount of interest due (other than on the Maturity Date), at the times and in the manner set forth below under “Manner of Payment.”

B-7

Payments on the Maturity Date. Seven days prior to the first and 15th calendar days of each month, the Trustee or a Paying Agent will deliver to the Company and DTC a written list of principal, premium, if any, and interest to be paid on each Note maturing or subject to redemption (pursuant to a sinking fund or otherwise) or repayment in the following month. The Trustee or a Paying Agent, the Company and DTC will confirm the amounts of such principal, premium, if any, and interest payments with respect to each Note on or about the fifth Business Day preceding the Maturity Date of such Note. On the Maturity Date, the Company will pay to the Trustee or a Paying Agent, and the Trustee or a Paying Agent in turn will pay to DTC, the principal amount of such Note, together with interest and premium, if any, due on such Maturity Date, at the times and in the manner set forth below under “Manner of Payment.” If the Maturity Date of any Note is not a Business Day, the payment due on such day shall be made on the next succeeding Business Day and no interest shall accrue on such payment for the period from and after such Maturity Date.

Manner of Payment. The total amount of any principal, premium, if any, and interest due on any Notes on any Interest Payment Date or at Maturity shall be paid by the Company to the Trustee or a Paying Agent in immediately available funds on such date. The Company will make such payment on such Notes to an account specified by the Trustee. Prior to 10:00 a.m., New York City time, on the date of Maturity or as soon as possible thereafter, the Trustee or a Paying Agent will make payment to DTC in accordance with existing arrangements between DTC and the Trustee or a Paying Agent, in funds available for immediate use by DTC, each payment of interest, principal and premium, if any, due on a Note on such date; provided, however, that to the extent any such funds are received by the Trustee or a Paying Agent from the Company after 10:00 a.m., New York City time, on the due date, such funds will be deemed deposited within one Business Day of receipt thereof. On each Interest Payment Date (other than on the Maturity Date) the Trustee or a Paying Agent will pay DTC such interest payments in same-day funds in accordance with existing arrangements between the Trustee or such Paying Agent and DTC. Thereafter, on each such date, DTC will pay, in accordance with its SDFS operating procedures then in effect, such amounts in funds available for immediate use to the respective Participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Note as are recorded in the book-entry system maintained by DTC. Neither the Company the Trustee, nor the Paying Agent shall have any direct responsibility or liability for the payment by DTC of the principal of, or premium, if any, or interest on, the Notes to such Participants.

B-8

Withholding Taxes. The amount of any taxes required under applicable law to be withheld from any interest payment on a Note will be determined and withheld by DTC, the Participant, indirect participant in DTC or other person responsible for forwarding payments and materials directly to the beneficial owner of such Note.

Procedure for Rate Setting and Posting:	The Company and the Purchasing Agent will discuss, from time to time, the Maturities, the Issue Price and the interest rates to be borne by Notes that may be sold as a result of the solicitation of orders by the Purchasing Agent. If the Company decides to set interest rates borne by any Notes in respect of which the Purchasing Agent is to solicit orders (the setting of such interest rates to be referred to herein as “Posting”) or if the Company decides to change interest rates previously posted by it, it will promptly advise the Purchasing Agent of the prices and interest rates to be posted.

The Purchasing Agent will assign a separate CUSIP number for each series of Notes to be posted, and will so advise and notify the Company and the Trustee of said assignment by telephone and/or by fax or other form of electronic transmission. The Purchasing Agent will include the assigned CUSIP number on all Posting notices communicated to the Selected Dealers.

Offering of Notes:	In the event that there is a Posting, the Purchasing Agent will communicate to each of the Selected Dealers the Maturities of, along with the interest rates to be borne by, each series of Notes that is the subject of the Posting. The Company shall furnish copies of the Prospectus (including any preliminary Pricing Supplement) to the Purchasing Agent for delivery in connection with soliciting orders, and file such preliminary Pricing Supplement with the SEC not later than the close of business on the date of Posting in accordance with Rule 497 under the 1933 Act (or as soon as practicable in accordance with the Selling Agent Agreement). Thereafter, the Purchasing Agent, along with the Selected Dealers, will solicit offers to purchase the Notes accordingly.

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Purchase of Notes by the Purchasing Agent:	The Purchasing Agent will, no later than 12:00 noon (New York City time) on the seventh calendar day subsequent to the day on which such Posting occurs, or if such seventh calendar day is not a Business Day, on the preceding Business Day, or on such other Business Day and time as shall be mutually agreed upon by the Company and the Purchasing Agent (any such day, a “Trade Date”), (i) complete, execute and deliver to the Company a Terms Agreement that sets forth, among other things, the amount of each series that the Purchasing Agent is offering to purchase or (ii) inform the Company that none of the Notes of a particular series will be purchased by the Purchasing Agent.

Acceptance and Rejection of Orders:	Unless otherwise agreed by the Company and the Purchasing Agent, the Company has the sole right to accept orders to purchase Notes and may reject any such order in whole or in part. Unless otherwise instructed by the Company, the Purchasing Agent will promptly advise the Company by telephone, email or facsimile of all offers to purchase Notes received by it, other than those rejected by the Purchasing Agent in whole or in part in the reasonable exercise of its discretion. No order for less than the applicable minimum denomination of the Notes will be accepted.

Upon receipt of a completed and executed Terms Agreement from the Purchasing Agent, the Company will (i) promptly execute and return such Terms Agreement to the Purchasing Agent or (ii) inform the Purchasing Agent that its offer to purchase the Notes of a particular series has been rejected, in whole or in part. The Purchasing Agent will thereafter promptly inform the participating Selected Dealers of the action taken by the Company.

Preparation of Pricing Supplement:	If any offer to purchase a Note is accepted by or on behalf of the Company, the Company will provide a Pricing Supplement (substantially in one of the forms attached to the Selling Agent Agreement as Exhibit C or such other form as may be agreed upon by the Company and the Purchasing Agent) reflecting the terms of such Note and will file such Pricing Supplement with the SEC not later than the close of business on the second Business Day following the Trade Date in accordance with Rule 497 under the 1933 Act. The Company shall use its reasonable best efforts to send such Pricing Supplement by email or fax to the Purchasing Agent and the Trustee by 3:00 p.m. (New York City Time) on the applicable Trade Date. The Purchasing Agent shall use its reasonable best efforts to send such Pricing Supplement and the Prospectus by email or fax or overnight express (for delivery by the close of business on the applicable Trade Date, but in no event later than 11:00 a.m. New York City time, on the Business Day following the applicable Trade Date) to the Trustee and each Selected Dealer which made or presented the offer to purchase the applicable Note at such Selected Dealer’s applicable address:

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With a copy to:

Incapital LLC
200 South Wacker Drive
Suite 3700
Chicago, IL 60606
Attention: Brad Busscher, General Counsel
Fax: (312) 379-3701
Telephone: (312) 379-3735

and if to the Trustee, to:

U.S. Bank National Association

One Federal Street, 3rd Floor

Boston, MA 02110

Attention: David W. Doucette

Email: david.doucette@usbank.com

For record keeping purposes, one copy of each preliminary and final Pricing Supplement, as so filed, shall also be mailed or faxed to:

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019-9601

Attention: Anna T. Pinedo, Esq.

Telephone: (212) 468-8179

Fax (212) 468-7900

Email: apinedo@mofo.com

Each Selected Dealer, in turn, pursuant to the terms of the Selling Agent Agreement and the Master Selected Dealer Agreement, will cause to be delivered a copy of the Prospectus and the applicable Pricing Supplement to each purchaser of Notes from such Selected Dealer.

Outdated Pricing Supplements and the Prospectus(es) to which they are attached (other than those retained for files) will be destroyed.

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Delivery of Confirmation and Prospectus to Purchaser by Presenting Agent:	Subject to “Suspension of Solicitation; Amendment or Supplement” below, if available, the Selected Dealers will deliver a Prospectus and final Pricing Supplement as herein described with respect to each Note sold by it.

For each offer to purchase a Note accepted by or on behalf of the Company, the Purchasing Agent will confirm in writing with each Selected Dealer the terms of such Note, the amount being purchased by such Selected Dealer and other applicable details described above and delivery and payment instructions, with a copy to the Company.

In addition, if available, the Purchasing Agent or Selected Dealer, as the case may be, will deliver to investors purchasing the Notes the Prospectus (including the final Pricing Supplement) in relation to such Notes prior to or simultaneously with delivery of the confirmation of sale or delivery of the Note.

Settlement:	The receipt of immediately available funds by the Company in payment for Notes and the issuance of such Notes through the facilities of DTC shall constitute “Settlement” with respect to such Note. All offers accepted by the Company will be settled within one to three Business Days pursuant to the timetable for Settlement set forth below, unless the Company and the purchaser agree to Settlement on a later date, and shall be specified upon acceptance of such offer; provided, however, in all cases the Company will notify the Trustee on the date issuance instructions are given.

Settlement Procedures:	In the event of a purchase of Notes by the Purchasing Agent, as agent, appropriate Settlement details, if different from those set forth below, will be set forth in a terms agreement to be entered into between the Purchasing Agent and the Company pursuant to the Selling Agent Agreement. Settlement Procedures with regard to each Note sold by the Purchasing Agent, as principal for the Company, shall be as follows:

A.	After the acceptance of an offer by the Company with respect to a Note, the Purchasing Agent will communicate the following details of the terms of such offer (the “Note Sale Information”) to the Company by telephone confirmed in writing or by facsimile transmission or other acceptable written means (including electronic mail):

1.	Issue Price and principal amount of the purchase;

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2.	Whether the Notes are Senior or Subordinated;

3.	(a)	Fixed-Rate Notes:

(i)	Interest Rate,
(ii)	Interest Payment Dates,
(iii)	Regular Record Dates, and
(iv)	Day Count Basis;

(b)	Floating-Rate Notes:

(i)	Interest Rate Base,
(ii)	Initial Interest Rate,
(iii)	Spread and/or Spread Multiplier, if any,
(iv)	Interest Reset Dates,
(v)	Interest Periods,
(vi)	Interest Payment Dates,
(vii)	Regular Record Dates,
(viii)	Index Maturity,
(ix)	Maximum and Minimum Interest Rates, if any
(x)	Calculation Agent, and
(xi)	Day Count Basis;

4.	Price to Public;

5.	Trade Date and original Issue Date;
6.	Settlement Date;

7.	Maturity Date;

8.	Purchasing Agent’s concession determined pursuant to Section V(a) and Exhibit E of the Selling Agent Agreement;

9.	Net proceeds to the Company;

10.	If a Note is redeemable by the Company or repayable by the Noteholder, such of the following as are applicable:

(i)	The date on and after which such Note may be redeemed/repaid (the “Redemption/Repayment Commencement Date”),

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(ii)	Initial redemption/repayment price (% of par),
(iii)	Amount (% of par) that the initial redemption/repayment price shall decline (but not below par) on each anniversary of the Redemption/Repayment Commencement Date, and

11.	Whether the Note has a Survivor’s Option;

12.	If a Discount Note, the total amount of original issue discount, the yield to maturity and the initial accrual period of original issue discount;

13.	DTC Participant Number of the institution through which the customer will hold the beneficial interest in the Note;
14.	If a Note is to be listed on a stock exchange, the name of such exchange.

15.	The minimum denomination of the Notes; and

16.	Such other terms as are necessary to complete the applicable form of Note.

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B.	The Company will confirm the previously assigned CUSIP number to the Note and then advise the Trustee and the Purchasing Agent by telephone (confirmed in writing at any time on the same date) or by fax or other form of electronic transmission of the information received in accordance with Settlement Procedure “A” above, the assigned CUSIP number and the name of the Purchasing Agent. Each such communication by the Company will be deemed to constitute a representation and warranty by the Company to the Trustee and the Purchasing Agent that (i) such Note is then, and at the time of issuance and sale thereof will be, duly authorized for issuance and sale by the Company; (ii) such Note, and the Master Note representing such Note, will conform with the terms of the Indenture; and (iii) upon delivery of such Note through the facilities of DTC, the aggregate principal amount of all Notes issued under the Indenture will not exceed the aggregate principal amount of Notes authorized for issuance at such time by the Company. The Company will prepare a final Pricing Supplement and deliver copies to the Purchasing Agent and the Trustee.

C.	The Trustee will communicate to DTC and the Purchasing Agent through DTC’s Participant Terminal System, a pending deposit message specifying the following Settlement information:

1.	The information received in accordance with Settlement Procedure “A”.

2.	The numbers of the participant accounts maintained by DTC on behalf of the Trustee and the Purchasing Agent.

3.	Identification of the Note as a Fixed-Rate Note or a Floating-Rate Note.

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4.	The initial Interest Payment Date for such Note, number of days by which such date succeeds the related DTC record date (which term means the Regular Record Date) (or, in the case of Floating-Rate Notes, which reset daily or weekly, the date five calendar days preceding the Interest Payment Date), and if then calculated, the amount of interest payable on such Initial Interest Payment Date (which amount shall have been confirmed by the Trustee, acting as calculation agent).

5.	The CUSIP number of such Notes.

D.	DTC will credit such Note to the participant account of the Trustee maintained by DTC.

E.	Unless otherwise agreed by the parties, the information applicable to such Note will be set forth on Schedule 1 of the Master Senior Note or Schedule 1 of the Master Subordinated Note, as applicable.

F.	The Trustee will maintain possession of the Master Note representing such Note as custodian for DTC.

G.

The Trustee will enter an SDFS deliver order through DTC’s Participant Terminal System instructing DTC to (i) debit such Note to the Trustee’s participant account and credit such Note to the participant account of the Purchasing Agent maintained by DTC and (ii) debit the settlement account of the Purchasing Agent and credit the settlement account of the Trustee maintained by DTC, in an amount equal to the price of such Note less the Purchasing Agent’s concession.

H.	The Purchasing Agent will enter an SDFS deliver order through DTC’s Participant Terminal System instructing DTC to (i) debit such Note to the Purchasing Agent’s participant account and credit such Note to the participant accounts of the Participants to whom such Note is to be credited maintained by DTC and (ii) debit the settlement accounts of such Participants and credit the settlement account of the Purchasing Agent maintained by DTC, in an amount equal to the price of the Note less the agreed upon concession so credited to their accounts.

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I.	Transfers of funds in accordance with SDFS deliver orders described in Settlement Procedures “G” and “H” will be settled in accordance with SDFS operating procedures in effect on the Settlement Date.

J.	The Trustee will credit to an account of the Company maintained at U.S. Bank National Association funds available for immediate use in an amount equal to the amount credited to the Trustee’s DTC participant account in accordance with Settlement Procedure “G”.

K.	Each Selected Dealer will confirm the purchase of each Note to the purchaser thereof either by transmitting to the Participant to whose account such Note has been credited a confirmation order through DTC’s Participant Terminal System or by mailing a notice stating that such sale was made pursuant to a registration statement, not later than two business days after the Settlement Date.

L.	Each Business Day, the Trustee will send to the Company a statement setting forth the principal amount of Notes outstanding as of that date under the Indenture and setting forth the CUSIP number(s) assigned to, and a brief description of, any orders which the Company has advised the Trustee but which have not yet been settled.

Settlement Procedures Timetable:	In the event of a purchase of Notes by the Purchasing Agent, as principal, appropriate Settlement details, if different from those set forth below will be set forth in the applicable Terms Agreement to be entered into between the Purchasing Agent and the Company pursuant to the Selling Agent Agreement.

Settlement Procedures “A” through “L,” shall be completed as soon as possible but not later than the respective times (New York City time) set forth below:

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Settlement
	Procedure	Time

	A	3:00 p.m. on the Trade Date.
	B	4:00 p.m. on the Trade Date.
	C	2:00 p.m. on the Business Day before the Settlement Date.
	D	10:00 a.m. on the Settlement Date.
	E	11:00 a.m. on the Settlement Date.
	F	11:30 a.m. on the Settlement Date.
	G-H	12:00 p.m. on the Settlement Date.
	I	3:30 p.m. on the Settlement Date.
	J-K	4:00 p.m. on the Settlement Date.
	L	Weekly or at the request of the Company.

NOTE: The Prospectus as most recently amended or supplemented must be filed with the SEC within 48 hours of the Settlement Date. Settlement Procedure “I” is subject to extension in accordance with any extension Fedwire closing deadlines and in the other events specified in the SDFS operating procedures in effect on the Settlement Date.

If Settlement of a Note is rescheduled or cancelled, the Trustee will deliver to DTC, through DTC’s Participant Terminal System, a cancellation message to such effect by no later than 2:00 p.m., New York City time, on the Business Day immediately preceding the scheduled Settlement Date.

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Failure to Settle:	If the Trustee fails to enter an SDFS deliver order with respect to a Note pursuant to Settlement Procedure “G”, the Trustee may deliver to DTC, through DTC’s Participant Terminal System, as soon as commercially practicable a withdrawal message instructing DTC to debit such Note to the participant account of the Trustee maintained at DTC. DTC will process the withdrawal message, provided that such participant account contains Notes having the same terms and having a principal amount that is at least equal to the principal amount of such Note to be debited. If withdrawal messages are processed with respect to all the Notes of a series issued or to be issued, the Trustee will make appropriate entries in its records and so advise the Company. The CUSIP number assigned to such series of Notes shall, in accordance with CUSIP Service Bureau procedures, be cancelled and not immediately reassigned. If withdrawal messages are processed with respect to one or more, but not all, of the Notes of a series, the remaining Notes of such series shall remain outstanding and retain the CUSIP number. If the purchase price for any Note is not timely paid to the Participants with respect to such Note by the beneficial purchaser thereof (or a person, including an indirect participant in DTC, acting on behalf of such purchaser), such Participants and, in turn, the Purchasing Agent may enter SDFS deliver orders through DTC’s participant Terminal System reversing the orders entered pursuant to Settlement Procedures “G” and “H”, respectively. Thereafter, the Trustee will deliver the withdrawal message and take the related actions described in the preceding paragraph. If such failure shall have occurred for any reason other than default by the Purchasing Agent in the performance of its obligations hereunder or under the Selling Agent Agreement, the Company will reimburse the Purchasing Agent on an equitable basis for its reasonable out-of-pocket accountable expenses actually incurred and loss of the use of funds during the period when they were credited to the account of the Company.

Notwithstanding the foregoing, upon any failure to settle with respect to a Note, DTC may take any actions in accordance with its SDFS operating procedures then in effect.

Procedure for Rate Changes:	Each time a decision has been reached to change rates, the Company will promptly advise the Purchasing Agent of the new rates, who will forthwith suspend solicitation of purchases of Notes at the prior rates. The Purchasing Agent may telephone the Company with recommendations as to the changed interest rates.

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Suspension of Solicitation Amendment or Supplement:	Subject to the Company’s representations, warranties and covenants contained in the Selling Agent Agreement, the Company may instruct the Purchasing Agent to suspend at any time, for any period of time or permanently, the solicitation of orders to purchase Notes. Upon receipt of such instructions (which may be given orally), the Purchasing Agent will forthwith suspend solicitation until such time as the Company has advised it that solicitation of purchases may be resumed.

In the event that at the time the Company suspends solicitation of purchases there shall be any orders outstanding for settlement, the Company will promptly advise the Purchasing Agent and the Trustee whether such orders may be settled and whether copies of the Prospectus (including the final Pricing Supplement) as in effect at the time of the suspension may be delivered in connection with the settlement of such orders. The Company will have the sole responsibility for such decision and for any arrangements which may be made in the event that the Company determines that such orders may not be settled or that copies of such Prospectus (including the final Pricing Supplement) may not be so delivered.

If the Company decides to amend or supplement the Registration Statement, any Disclosure Package or the Prospectus, it will promptly advise the Purchasing Agent and furnish the Purchasing Agent and the Trustee with the proposed amendment or supplement and with such certificates and opinions as are required, all to the extent required by and in accordance with the terms of the Selling Agent Agreement. Subject to the provisions of the Selling Agent Agreement, the Company may file with the SEC any supplement to the Prospectus relating to the Notes. The Company will provide the Purchasing Agent and the Trustee with copies of any such supplement, and confirm to the Purchasing Agent that such supplement has been filed with the SEC.

Trustee Not to Risk Funds; Duties of Trustee:	Nothing herein shall be deemed to require the Trustee to risk or expend its own funds in connection with any payment to the Company, or the Purchasing Agent or the purchasers, it being understood by all parties that payments made by the Trustee to either the Company or the Purchasing Agent shall be made only to the extent that funds are provided to the Trustee for such purpose. When acting hereunder, the Trustee shall have all the rights, benefits, privileges, protections and indemnities provided to the Trustee under the Indenture.

Advertising Costs:	The Company shall have the sole right to approve the form and substance of any advertising the Purchasing Agent may initiate in connection with the Purchasing Agent’s solicitation to purchase the Notes. The expense of such advertising will be solely the responsibility of the Purchasing Agent, unless otherwise agreed to by the Company.

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